Exhibit 10.8

STANDARD WORLDSPACE RECEIVER

DEVELOPMENT, PRODUCTION, MARKETING

AND LICENSE AGREEMENT

This Standard WorldSpace Receiver Development, Production, Marketing and License Agreement (this “Agreement”) is made this 1st day of December, 2000 (the “Effective Date”), by and between:

WorldSpace India Private Limited, a corporation organized under the laws of India, having its principal office at Shankarnarayana Towers, 9th Floor, 25/2 M. G. Road, Bangalore – 560 001, India (“WORLDSPACE”); and

BPL Limited, a Company incorporated under the Companies Act, 1956 having its Registered Office at BPL Works, Palakkad—678007, Kerala and marketing office at BPL Towers, 13 Kasturba Road, Bangalore—560 001, India (“BPL”) (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, WORLDSPACE is a digital broadcaster of audio and multimedia programs directly from satellites and the decoding of the WORLDSPACE satellite digital signals requires specially designed satellite receivers that WORLDSPACE refers to using its trademark “WORLDSPACE” (“WORLDSPACE Receivers”) which incorporate specially designed chipsets that WORLDSPACE refers to using its trademark “STARMAN” (“STARMAN Chipsets”); and

WHEREAS, BPL is a developer, manufacturer and distributor of certain consumer electronics products; and

WHEREAS, WORLDSPACE has selected BPL to produce, market, distribute and sell its WORLDSPACE Receivers pursuant to a license under certain intellectual property rights owned by WORLDSPACE and pursuant to a sublicense under certain intellectual property rights owned by Fraunhofer Gesellschaft zur Förderung der Angewandten Forschung e.V. (“FhG”) and granted to WORLDSPACE either directly or pursuant to an agreement between Thomson Consumer Electronics Sales GmbH (“TCE”) and WORLDSPACE; and

WHEREAS, BPL is interested in producing, marketing, distributing and selling WORLDSPACE Receivers and desires to obtain, and WORLDSPACE is willing to grant, a non-exclusive license and sublicense that will allow BPL to manufacture a consumer grade satellite receiver utilizing WORLDSPACE’s intellectual property and to market the same under BPL’s brand names and WORLDSPACE’s trademarks and logo.

NOW, THEREFORE, the Parties have agreed as follows:

1. DEFINITIONS

For purposes of this Agreement, the following capitalized terms will have the following meanings:

1.1 “WORLDSPACE System” means a satellite-based digital audio, visual imaging and/or data broadcasting system using time division multiplex (“TDM”) downlink and

PSK modulation, comprising 3 satellites with 3 beams per satellite, 2 TDM carriers with opposite circular polarization per beam, 96 primary rate channels with 16 Kbps per carrier, equivalent to a maximum of 1728 broadcast channels, which uses ISO MPEG 1/2 Audio Layer 3 (IS 11172-3, IS 13818-3) and MPEG 2.5 Layer 3 as the source coding scheme and as specified in the WORLDSPACE Format.

1.2 “WORLDSPACE Format” means the TDM bitstream structure as defined in WORLDSPACE DAVB Digital Format Requirements document WST-PMO-DDS-002-000000 Edition 08 Revision B dated March 26, 1998.

1.3 “WORLDSPACE Receiver” means a satellite receiver containing a STARMAN Chipset and designed to receive broadcasts from AfriStar, AsiaStar and/or AmeriStar in accordance with the WORLDSPACE Format and which meets or exceeds the Technical Specifications attached as Appendix 2.

1.4 “STARMAN Chipset” means a chipset, manufactured under license from WORLDSPACE and having the characteristics set forth in Appendix 3, that can process data according to the WORLDSPACE Format. A list of manufacturers qualified and licensed to manufacture STARMAN Chipsets as of the Effective Date is set forth in Appendix 4, as periodically updated.

1.5 “FhG Patent Rights” means the patents and patent applications anywhere in the world, and all continuations, continuations-in-part, divisions, reissues, reexaminations, substitutions, additions and extensions thereof, and all supplementary protection certificates, relating to ISO MPEG 1/2 Audio Layer 3 and MPEG 2.5 Layer 3 technology used in the WORLDSPACE Format that FhG owns or will own during the Term. FhG Patent Rights as of the Effective Date are set forth in Appendix 5, as periodically updated.

1.6 “WORLDSPACE Patent Rights” means the patents and patent applications anywhere in the world, and all continuations, continuations-in-part, divisions, reissues, reexaminations, substitutions, additions and extensions thereof, and all supplementary protection certificates, relating to the WORLDSPACE System and to the WORLDSPACE Receiver technology that WORLDSPACE owns or will own during the Term. WORLDSPACE Patent Rights as of the Effective Date are set forth in Appendix 6, as periodically updated.

1.7 “WORLDSPACE Information” means all information and knowledge relating to the WORLDSPACE System, the WORLDSPACE Format, the WORLDSPACE Receiver, the STARMAN Chipset, the WORLDSPACE Patent Rights and the FhG Patent Rights that is not generally known, including, and whether or not patentable, all trade secrets, know-how, data, designs, specifications, material lists, drawings, algorithms, formulas, patterns, compilations, programs, samples, devices, protocols, methods, techniques, processes, procedures and results of experimentation and testing.

1.8 “Development Patent Rights” means the patents and patent applications anywhere in the world, and all continuations, continuations-in-part, divisions, reissues, reexaminations, substitutions, additions and extensions thereof, and all supplementary protection certificates, relating to the design and development by BPL of the WORLDSPACE Receiver under Article 2.1.1, excluding FhG Patent Rights, WORLDSPACE Patent Rights, and any patents, patent applications or similar rights possessed or obtained by BPL prior to the execution of this Agreement.

1.9 “Development Information” means all information and knowledge relating to the design and development by BPL of the WORLDSPACE Receiver under Article 2.1.1 that is not generally known, including, and whether or not patentable, all trade secrets, know-how, data, designs, specifications, material lists, drawings, algorithms, formulas, patterns, compilations, programs, samples, devices, protocols, methods, techniques, processes, procedures and results of experimentation and testing, excluding the WORLDSPACE Information and any similar information and knowledge possessed or obtained by BPL prior to the execution of this Agreement.

1.10 “WORLDSPACE Marks” means WORLDSPACE’s logo and trademarks as set forth in Appendix 7.

1.11 “BPL Marks” means BPL’s logo and trademarks as set forth in Appendix 10.

1.12 “AfriStar” means the WORLDSPACE satellite launched on October 28, 1998 that provides service within the AfriStar Service Area. A contour map indicating generally the geographic reach of the AfriStar broadcast beams is attached to Appendix 1.

1.13 “AsiaStar” means the WORLDSPACE satellite launched on March 21, 2000 that provides service within the AsiaStar Service Area. A contour map indicating generally the geographic reach of the AsiaStar broadcast beams is attached to Appendix 1.

1.14 “AmeriStar” means the WORLDSPACE satellite currently scheduled for launch in 2001 that will provide service within the AmeriStar Service Area. A contour map indicating generally the geographic reach of the AmeriStar broadcast beams is attached to Appendix 1.

1.15 “AfriStar Service Area” means the geographic regions within the WORLDSPACE Service Area where reception of the signal from AfriStar may be achieved using a WORLDSPACE Receiver.

1.16 “AsiaStar Service Area” means the geographic regions within the WORLDSPACE Service Area where reception of the signal from AsiaStar may be achieved using a WORLDSPACE Receiver.

1.17 “AmeriStar Service Area” means the geographic regions within the WORLDSPACE Service Area where reception of the signal from AmeriStar may be achieved using a WORLDSPACE Receiver.

1.18 “WORLDSPACE Service Area” means the geographic regions where reception of the signal from AfriStar, AsiaStar and/or AmeriStar may be achieved using a WORLDSPACE Receiver.

1.19 “Work” means the whole of BPL’s performance under this Agreement, including the development, production, marketing and sales of the WORLDSPACE Receivers. Where the context so permits or requires, “Work” includes any part or parts of the Work.

1.20 “Affiliate” means a corporation, partnership or other entity controlled by, controlling or under common ownership or control with a Party.

1.21 “Term” means the term of this Agreement as set forth in Article 9.1.

1.22 Forms of the word “include” mean “including, without limitation;” references to Articles and Appendices refer to Articles and Appendices of this Agreement; and references to “hereunder,” “herein,” “hereof,” and the like, refer to this Agreement, including all Appendices hereof.

2. RECEIVER DEVELOPMENT AND PRODUCTION

2.1 Development of WORLDSPACE Receivers.

2.1.1 Performance and Timing. BPL will develop and deliver the WORLDSPACE Receivers in accordance with the Work Schedule set forth in Appendix 8. Time is of the essence with respect to the delivery of the WORLDSPACE Receivers.

2.1.2 Subcontracts. BPL and its Affiliates may subcontract the performance of all or part of the Work. Any failure by a subcontractor to meet its obligations will not relieve BPL of any of its obligations hereunder.

2.1.3 Access to Work. WORLDSPACE will have reasonable access to the Work. BPL will, at WORLDSPACE’s request, deliver to WORLDSPACE by confidential means copies of designs and data generated in the course of performing the Work. The Parties will schedule regular meetings to review the progress of the Work.

2.2 Transfer of WORLDSPACE Information and Technical Assistance.

2.2.1 WORLDSPACE Information Transfer. WORLDSPACE will furnish BPL, at BPL’s request, with such complete WORLDSPACE Information as is necessary for the production and marketing of WORLDSPACE Receivers by BPL.

2.2.2 Technical Assistance. WORLDSPACE will provide BPL, at its cost, such technical assistance as BPL may reasonably request regarding the development and production of WORLDSPACE Receivers, including the dispatch of engineers and other support staff. All technical assistance will be conducted at such times and at such locations as may be mutually convenient to WORLDSPACE and BPL.

2.3 Production of WORLDSPACE Receivers.

2.3.1 Mass Production. BPL shall mass produce WORLDSPACE Receivers in a quantity of no less than 100,000 units during the 12-month period following commencement of production by BPL. BPL shall use its best efforts to produce WORLDSPACE Receivers that are of high quality and fulfill the customers’ needs. Both Parties shall work to reduce the ex factory price of BPL-manufactured WORLDSPACE Receivers to an amount not to exceed the Indian Rupee equivalent of Fifty U.S. Dollars (US$50). WORLDSPACE shall cooperate with BPL in BPL’s production of WORLDSPACE Receivers. Prior to September 30 of each year beginning in 2002, the Parties shall meet and mutually agree upon the quantities of WORLDSPACE Receivers to be mass produced by BPL during the following year. If, during the following year, BPL fails to produce the quantities of WORLDSPACE Receivers agreed upon, then WORLDSPACE shall have the right, upon written notice to BPL, to terminate this Agreement pursuant to Article 9.2 below without any further obligation or liability to WORLDSPACE.

2.4 Approval of WORLDSPACE Receivers.

2.4.1 Type Approval. Prior to commencing commercial mass production of any WORLDSPACE Receivers, BPL will submit to WORLDSPACE for its inspection: (i) a prototype of each receiver that BPL proposes to manufacture, so that WORLDSPACE may confirm that such prototype receiver performs in accordance with the WORLDSPACE Format and the Technical Specifications; and (ii) the preliminary design specifications for such receivers, including all circuit diagrams, blueprints (or equivalents thereof), component specifications (if WORLDSPACE requests) and overall specifications of such prototype receiver. If such prototype receiver successfully passes WORLDSPACE’s test, it will be deemed a “WORLDSPACE Receiver” under this Agreement. After a receiver has been qualified as a WORLDSPACE Receiver, no changes may be made to the WORLDSPACE Receiver except for those which are cosmetic in nature or which do not materially affect the function or quality of the WORLDSPACE Receiver unless the receiver is resubmitted to WORLDSPACE for testing and WORLDSPACE confirms that this modified receiver continues to qualify as a WORLDSPACE Receiver. All testing will be performed at WORLDSPACE’s then current testing rates. As of the Effective Date, WORLDSPACE’s standard rates are as set forth in Appendix 9, but WORLDSPACE reserves the right to make reasonable changes to its rates with prior notification to BPL.

2.4.2 Requests for Testing. All requests for testing will be accompanied by payment in full of WORLDSPACE’s testing fee, a prototype of the applicable receiver and all test data and schematics pertaining thereto. WORLDSPACE will endeavor in good faith to test, or have its authorized agent test, all prototype receivers submitted for testing within thirty (30) days from the date WORLDSPACE or such authorized agent has received such prototype and all test data and schematics pertaining thereto. Delays in testing will not entitle BPL to cancel a testing order or to claim damages, provided that WORLDSPACE immediately notifies BPL of such delays and presents a plan to complete such testing as soon as possible.

3. RECEIVER MARKETING

3.1 Marketing the WORLDSPACE Receivers.

3.1.1 Marketing. BPL agrees to use its best efforts to market, distribute and sell WORLDSPACE Receivers within the WORLDSPACE Service Area in quantities sufficient to meet the minimum quantities specified in Article 2.3.1. BPL and WORLDSPACE shall meet on a monthly basis to review the marketing and distribution activities of BPL. If, in the reasonable judgment of WORLDSPACE, BPL does not effectively market, distribute and sell the WORLDSPACE Receivers, WORLDSPACE will so notify BPL in writing. BPL shall have 30 days to demonstrate to WORLDSPACE’s reasonable satisfaction that BPL shall perform its obligations pursuant to this Agreement. If BPL fails to market, distribute and sell the WORLDSPACE Receivers so as to satisfy this Agreement, WORLDSPACE shall have the right, upon written notice to BPL, to terminate this Agreement pursuant to Article 9.2 below without any further obligation or liability to WORLDSPACE.

3.1.2 Marketing Strategy. BPL will market, advertise and promote the WORLDSPACE Receivers and the WORLDSPACE Marks throughout the WORLDSPACE Service Area in order to effectively create consumer demand for BPL-manufactured WORLDSPACE Receivers. WORLDSPACE will advertise and promote the WORLDSPACE Service and the WORLDSPACE Marks throughout the WORLDSPACE Service Area. BPL will develop an effective marketing and distribution strategy for BPL-manufactured WORLDSPACE Receivers in cooperation with WORLDSPACE.

4. INTELLECTUAL PROPERTY LICENSES

4.1 WORLDSPACE Information License, FhG Patent Rights Sublicense, WORLDSPACE Patent Rights License and WORLDSPACE Marks License.

4.1.1 License and Sublicense Grant. WORLDSPACE hereby grants to BPL and its Affiliates a non-exclusive, non-transferable, revocable, indivisible license under the WORLDSPACE Information, the WORLDSPACE Patent Rights and the WORLDSPACE Marks and a non-exclusive, non-transferable, revocable, indivisible sublicense under the FhG Patent Rights, to perform, and have performed, the Work. BPL will have no right to sublicense to any third party without WORLDSPACE’s prior approval.

4.1.2 Licensed and Sublicensed Territory. Pursuant to Article 4.1.1, BPL and its Affiliates may design, develop and/or manufacture, and have designed, developed, and/or manufactured, WORLDSPACE Receivers anywhere in the world for sale only in the WORLDSPACE Service Area except for China; provided that BPL will not use or authorize any public use, direct or indirect, of the WORLDSPACE Marks outside the WORLDSPACE Service Area and will not knowingly sell any products covered by this Agreement to persons who intend or are likely to resell them outside the WORLDSPACE Service Area.

4.1.3 Royalty. In consideration of the licenses and sublicense granted by WORLDSPACE under Article 4.1.1, BPL will pay to WORLDSPACE within sixty (60) days after June 30 and December 31 of each calendar year of the Term a royalty of Three and One Half U.S. Dollars (U.S. $3.50) net (except for any required tax withholdings), payable in its equivalent in Indian Rupees at the exchange rate on such due date as established by the Reserve Bank of India, for each single WORLDSPACE Receiver that BPL sells during the previous two calendar quarters. If BPL sells a WORLDSPACE Receiver, directly or indirectly, to itself or to any Affiliate, the royalty will be calculated and due as though such product had been sold to a third party.

4.2 Development Rights.

WORLDSPACE and BPL will share equally in the ownership and the benefits of all Development Information and Development Patent Rights. To that end, all right, title and interest in and to such Development Information and Development Patent Rights will be obtained in the names of and on behalf of both WORLDSPACE and BPL. Each Party will have the right to use Development Information and Development Patent Rights for its own benefit; however, any license of such

Development Information and Development Patent Rights to third parties will be subject to the prior written approval of the other Party, which approval will not be unreasonably withheld. Any such license to a third party will be granted on the basis of reasonable compensation therefor and pursuant to other reasonable terms and conditions; provided, however, that the Parties may agree to impose restrictions or prohibitions regarding the granting of such rights to specific third parties. Any royalties, revenue or other consideration received as compensation from such third party will be shared equally by WORLDSPACE and BPL. If either Party sells or otherwise disposes of products or services that use or incorporate the Development Information and Development Patent Rights, then such Party will compensate the other Party in an amount to be mutually agreed upon. The Parties will cooperate in and equally share the costs of securing, maintaining and enforcing the Development Patent Rights.

4.3 Use of the Marks.

4.3.1 Proper Use. BPL will mark all WORLDSPACE Receivers with the BPL Marks and the WORLDSPACE Marks and will use the BPL Marks and the WORLDSPACE Marks in all packaging, instruction manuals, catalogs and printed advertising concerning the WORLDSPACE Receivers. The WORLDSPACE Marks will be affixed to the WORLDSPACE Receivers, and will be used in any packaging, instruction manuals, catalogs, advertising and promotional material, and may be used in such other media as the Parties agree upon, in such a manner as to allow a person with normal vision to recognize the WORLDSPACE Marks, and as a general guideline will be at least as prominent in location and size as any other logo or mark of similarly licensed technology in similar products or similar advertising. BPL will cause notice of WORLDSPACE’s ownership of the WORLDSPACE Marks to be used on each WORLDSPACE Receiver and used in any instruction manuals, catalogs, advertising and promotional material, and such other media as the Parties agree upon, and as a general guideline such use will be in such a manner and at least as frequently as BPL uses said proprietary notice or equivalent with respect to any other logo or mark of similarly licensed technology in similar products or similar advertising. The following notice (or such other notice as WORLDSPACE may hereafter reasonably require) is an example of an appropriate notice:

WORLDSPACE is a trademark of WorldSpace International Network Inc.

4.3.2 Benefit of Use. BPL’s use of the WORLDSPACE Marks will inure to the benefit of WORLDSPACE and BPL will not at any time acquire any rights in such WORLDSPACE Marks or any trademarks or trade dress similar thereto by virtue of any use it may make of any such WORLDSPACE Marks. Similarly, the use of BPL marks on the Receivers does not confer any rights in WORLDSPACE.

4.3.3 Good Will. All of the good will now or to be associated with the WORLDSPACE Marks belongs exclusively to WORLDSPACE and all good will associated with the WORLDSPACE Marks pursuant to BPL’s use thereof will inure exclusively to WORLDSPACE’s benefit. All of the good will now or to be associated with the BPL Marks belongs exclusively to BPL and all good will associated with the BPL Marks pursuant to WORLDSPACE’s use thereof will inure exclusively to BPL’s benefit.

4.3.4 Non-Use of Similar Trademarks. BPL will not adopt or use any name or trademark confusingly similar to any of the WORLDSPACE Marks. WORLDSPACE will not adopt or use any name or trademark confusingly similar to any of the BPL Marks.

4.4 Quality of WORLDSPACE Receivers.

4.4.1 Quality Control. BPL agrees that the overall quality of the WORLDSPACE Receivers is essential to BPL’s performance hereunder. WORLDSPACE will have the right to exercise reasonable quality control procedures and to approve the quality of the WORLDSPACE Receivers that BPL markets under the WORLDSPACE Marks to ensure the protection of the WORLDSPACE Marks and the good will pertaining thereto. Such quality approvals will be based on WORLDSPACE’s confirmation that the BPL-manufactured WORLDSPACE Receivers are in conformity with the WORLDSPACE Format and Technical Specifications, and with the appearance and design specifications determined under Article 4.3.

4.4.2 Design Review. BPL agrees prior to finalization of the overall design for each WORLDSPACE Receiver model that it shall furnish to WORLDSPACE, free of cost, for WORLDSPACE’s prior written approval and comment as to quality and appearance for purposes of Article 4.4.1, with the following: (i) testing procedures to be undertaken for the WORLDSPACE Receiver and all applicable performance standards and quality review procedures to be applied and (ii) sketches, drawings, mock-ups, photographs, or equivalents thereof of the exterior of the WORLDSPACE Receiver showing detail including but not limited to the placement of all WORLDSPACE Marks and other trademarks, text, notices, symbols, designs and markings.

4.4.3 Evaluation Sample Review. Prior to manufacture, BPL will furnish WORLDSPACE, free of cost, for its comment as to quality and appearance for purposes of Article 4.4.1, an evaluation sample of the final production prototype (milestone 4) of each WORLDSPACE Receiver model and the final performance and test results with respect thereto, and no WORLDSPACE Receiver will be distributed by BPL without WORLDSPACE’s prior written approval.

4.4.4 Review of Materials. Prior to BPL’s distribution, shipment or publication, whichever is applicable, of any packaging, instruction manuals, catalogs or printed advertising that BPL intends to use in connection with the WORLDSPACE Receivers or the WORLDSPACE Marks, the Parties will meet to establish mutually acceptable guidelines for proper use of the WORLDSPACE Marks on such materials. Such guidelines will include the right of WORLDSPACE to receive from BPL, upon reasonable request and free of cost, samples of such materials for examination and comment as to quality and appearance.

4.4.5 Initial Production Samples. After drawings, plans, diagrams, sketches, components, methods of testing or assembly, specifications and samples have been approved pursuant to Articles 4.4.2 and 4.4.3 of this Agreement, BPL will not depart therefrom in any material respect without WORLDSPACE’s prior written consent. BPL will also furnish to WORLDSPACE, free of cost, two (2) samples of each WORLDSPACE Receiver from the initial production run.

4.4.6 Representative Production Samples. After BPL has commenced shipment, distribution or sale of the WORLDSPACE Receivers, upon WORLDSPACE’s written request, BPL will provide annually to WORLDSPACE, free of cost, one (1) additional representative random production sample of each WORLDSPACE Receiver then available and being offered for sale or distribution by BPL, together with all packaging material and literature used in connection therewith.

4.4.7 Reports. After BPL has commenced shipment, distribution or sale of the WORLDSPACE Receivers, upon WORLDSPACE’s reasonable written request, BPL also agrees to provide WORLDSPACE, free of cost, a report of all returns of, repairs made or authorized, and comments or complaints made by others regarding the WORLDSPACE Receivers and known to BPL, to the extent BPL is able to acquire such information through its normal business practices.

4.4.8 No Use Upon Termination. Upon the termination or expiration of this Agreement for any reason, BPL will discontinue, except as otherwise provided in Article 10 below, the use of the WORLDSPACE Marks, and will not use or register any mark confusingly similar to the WORLDSPACE Marks.

5. ROYALTY STATEMENTS AND PAYMENTS

5.1 Royalty Statements. BPL will submit to WORLDSPACE within sixty (60) days after June 30 and December 31 of each calendar year of the Term in which BPL sells WORLDSPACE Receivers, a royalty statement in writing, certified by BPL to be accurate, setting forth all WORLDSPACE Receivers that BPL has sold and/or distributed during the preceding two calendar quarters. Such statements will include:

(i) the identity of BPL’s purchasers for such WORLDSPACE Receivers;

(ii) the quantity and description (including model name or other product identification) of such WORLDSPACE Receivers, after deducting the number of returns, if any;

(iii) the total quantity and description of all such WORLDSPACE Receivers, both in total and by individual country;

(iv) the amount of royalty due WORLDSPACE for the two preceding calendar quarters.

Such statements will be furnished to WORLDSPACE whether or not any WORLDSPACE Receivers have been sold or distributed during the two calendar quarters for which such a statement is due, and whether or not royalties for that period have been waived. At the request of WORLDSPACE, BPL will provide such further information reasonably requested by WORLDSPACE to enable it to verify royalties that may be owing.

5.2 Royalty Payments. The royalty statement submitted pursuant to Article 5.1 will be accompanied with the royalty payments due to WORLDSPACE pursuant to Article 4.1.3. All royalties under this Agreement will be paid in Indian Rupees payable to WORLDSPACE by certified check or wire transfer in immediately available funds, and free of any bank charges imposed on BPL, however subject to any applicable deductions for withholding taxes. Overdue payments will bear interest at the rate of five percent (5%).

5.3 Statement Errors. Upon submission of proper documentation of an error in a previous royalty statement prior to a request by WORLDSPACE for an audit pursuant to Article 5.4, BPL may adjust the royalty statements in either Party’s favor when a reason for any such adjustment becomes known to BPL, but not later than three (3) years from the date of the royalty statement in question. BPL will deduct/add any overpayment/underpayment of royalty for the preceding two calendar quarters from/to the royalty due for the subsequent two calendar quarters.

5.4 Auditing of Royalty Statements and Payments. For five (5) years from the date each royalty payment comes due hereunder, BPL will keep accurate and reasonably detailed records of the WORLDSPACE Receivers that BPL has sold hereunder, and, for three (3) years after the end of the two calendar quarters for which the record was made, allow an independent certified public accountant that WORLDSPACE selects and that is reasonably acceptable to BPL to examine and copy such records and related materials for the sole purpose of verifying royalties hereunder; provided, however, that such auditor will have agreed in advance in writing to maintain in confidence and not to disclose to WORLDSPACE or any third party any proprietary information obtained during the course of such audit. No more than one such audit will be performed per calendar year, unless BPL has underpaid royalties due as provided in the following sentence. If an independent public accountant determines that at any time BPL has underpaid more than three percent (3%) of the owed hereunder, BPL, in addition to any other remedy provided to WORLDSPACE by law or by this Agreement, will reimburse WORLDSPACE’s full costs and expenses associated with such audit, and pay WORLDSPACE an amount equal to the underreported royalties, with interest thereon calculated pursuant to Article 5.2 from the date each royalty accrued to the date of payment. If an error of three percent (3%) or less is revealed, WORLDSPACE will bear the costs and expenses associated with such audit. If the result of such audit is that an error is detected, the amount overpaid or underpaid, as the case may be, will be credited against or paid together with the next payment of royalties pursuant to Article 5.2.

6. CONFIDENTIALITY AND NONDISCLOSURE

OF PROPRIETARY INFORMATION

6.1 Non-Disclosure and Non-Use. During the performance of this Agreement, one Party (“the Disclosing Party”) may exchange information which may be of a proprietary or confidential nature to the other Party (“the Receiving Party”), such as information concerning inventions, techniques, processes, devices, discoveries and improvements, or regarding administrative, marketing, financial or manufacturing activities, and in the case of WORLDSPACE, such as WORLDSPACE Information (collectively, “Information”). All such Information, in any form, including without limitation, oral, written graphic, demonstrative, machine recognizable or sample form, will be considered proprietary and confidential Information of the Disclosing Party will be retained in confidence and will not be disclosed or caused or permitted to be disclosed directly or indirectly to any third party without the prior written approval of the Disclosing Party, and will not be used by the Receiving Party for any reason other than the performance of its duties under this Agreement. The Receiving Party further agrees that any material or data generated by the Receiving Party, based in whole or in part on Information disclosed by the Disclosing Party, will also be retained in confidence.

6.2 Exceptions. The obligation of the Receiving Party to retain Information in confidence will not apply to:

(i) Information which is now in or hereafter enters the public domain beyond the control of the Receiving Party and without its violation of this Agreement;

(ii) Information rightfully known to the Receiving Party prior to the time of disclosure by the Disclosing Party, or independently developed by the Receiving Party personnel without access to Information disclosed by the Disclosing Party;

(iii) Information disclosed in good faith to the Receiving Party by a third party legally entitled to disclose the same; or

(iv) Information which the Receiving Party discloses under operation of law, rule or legal process;

provided, however, that the burden will be on the Receiving Party to prove the applicability of one or more of the foregoing exceptions by documentary evidence should the Disclosing Party question the applicability of such exceptions; as to exception (iv), the Receiving Party will provide the Disclosing Party with prompt written notice of any request or legal proceeding through which the Receiving Party may be required to disclose such Information under operation of law, rule or legal process.

6.3 Labeling of Information. Information in tangible form is now and will at all times be labeled by the Disclosing Party as “Confidential” or “Proprietary.” If Information is disclosed orally or by demonstration, it must be specifically designated by the Disclosing Party as confidential information at the time of such initial disclosure and contained in an itemized written listing to be sent to the Receiving Party by the Disclosing Party within thirty (30) days following such initial disclosure.

6.4 Disclosure on Need to Know Basis. The Receiving Party agrees to transmit the Information, and/or material or data generated by the Receiving Party based in whole or in part on such Information, only to those directors, officers, employees, agents or other representatives who need access to the Information and/or material or data generated by the Receiving Party based in whole or in part on such Information, for the purpose of performing their duties pursuant to this Agreement, and who are informed by the Receiving Party of the confidential nature of the Information and/or material or data generated by the Receiving Party based in whole or in part on such Information, and who agree to be bound by the terms of this Agreement. The Receiving Party further agrees to be responsible for any breach of this Agreement by the Receiving Party or any director, officer, employee or other representative of the Receiving Party.

6.5 Property of Disclosing Party. The Receiving Party agrees that all Information disclosed to the Receiving Party hereunder will be and remains the property of the Disclosing Party. Any tangible form of Information including, but not limited to, documents, papers, computer diskettes and electronically transmitted Information will be destroyed by the Receiving Party or returned, together with all copies thereof, to the Disclosing Party promptly upon the Disclosing Party’s request. If such tangible form of Information is destroyed, a certification of such destruction executed by a duly authorized officer of the Receiving Party will be delivered to the Disclosing Party.

6.6 Non-Competition. The Receiving Party agrees not to use the Information provided by the Disclosing Party to engage, represent in any way or be connected with, as officer, director, partner, employee, sales representative, proprietor, stockholder or otherwise of any business or activity that would compete with the business of the Disclosing Party.

6.7 Survival Upon Termination. The Receiving Party’s obligations under this Agreement will survive the termination of its business relationship, if any, with the Disclosing Party regardless of the manner of such termination, and will be binding upon its successors and assigns. The obligation of the Receiving Party under this Agreement will terminate three (3) years from the date of termination of this Agreement unless such obligation is sooner terminated by written notice given by the Disclosing Party to the Receiving Party.

6.8 Remedies for Breach. The Receiving Party acknowledges that the Information provided and all documentation thereto are commercially valuable, and reflect the effort of skilled development experts and the investment of considerable time and money. The Receiving Party accordingly agrees to protect the confidence of the Information and prevent its unauthorized dissemination and use, using the same degree of care that the Receiving Party uses to protect its own like information. The Receiving Party agrees that money damages would not be sufficient remedy for any breach of this Agreement by the Receiving Party or any director, officer, employee, agent or other representative of the Receiving Party, and that in addition to any other rights or remedies which it may have, the Disclosing Party will be entitled to equitable relief, including injunction and specific performance, as a remedy for such breach, and the Receiving Party further agrees to use its best efforts to cause any director, officer, employee, agent or other representative of the Receiving Party to waive any requirement for the securing or posting of any bond in connection with such remedy.

6.9 Copies. Either Party will be entitled to make copies of any documents containing Information under the terms and conditions set forth in this Article 6.

6.10 Confidentiality of Agreement. Neither Party will disclose the contents of this Agreement without the prior written consent of the other Party.

7. REPRESENTATIONS AND WARRANTIES

7.1 Authority. Each Party represents and warrants that it has the necessary corporate authority, and has taken the necessary steps, to enter into and fulfill its obligations under this Agreement.

7.2 WORLDSPACE Rights. WORLDSPACE represents and warrants that it owns and will own all right, title and interest in and to WORLDSPACE Information, WORLDSPACE Patent Rights and WORLDSPACE Marks, and has a license to the FhG Patent Rights; it has the right to grant the rights granted under this Agreement; the granting of such rights does not require the consent of any third party; and there are and will be no agreements inconsistent with the provisions of this Agreement.

7.3 No Knowledge of Infringement. As of the Effective Date, WORLDSPACE represents and warrants that it is unaware of any third party patent or other intellectual property right that would be infringed by the use of the WORLDSPACE Information, the WORLDSPACE Patent Rights and WORLDSPACE Marks, or the FhG Patent Rights, as contemplated by this Agreement. If BPL is charged with infringement of a third party’s patent, trademark, copyright or other intellectual property rights as a result of the development, manufacture and/or marketing of the WORLDSPACE Receiver within the WORLDSPACE Service Area, and if such alleged infringement arises from an aspect or function of the WORLDSPACE Receiver that was required pursuant to the Technical Specifications, WORLDSPACE will, at no expense to BPL, do one or more of the following: (i) defend BPL against such charge or claim; (ii) procure for BPL the right to continue such development, manufacture and/or marketing; or (iii) modify the design of the WORLDSPACE Receiver so that it no longer infringes, provided that such modification can be done without substantially impairing its functionality or performance. BPL will promptly notify WORLDSPACE in writing of any claim of infringement and will provide WORLDSPACE with the authority, information and assistance necessary to defend or settle such claim; provided, however, that BPL will have the right to participate in such defense and to approve any proposed settlement in advance. BPL will have the right to take over from WORLDSPACE the defense of a claim at any time, provided that BPL releases WORLDSPACE in writing from any further obligation of defense or indemnification in connection with such claim. WORLDSPACE shall bear all costs and all consequences of defending such a claim and of any final judgement imposed; provided, however, that WORLDSPACE’s financial obligation under this Article 7.3 shall be limited to the total amount of royalties paid by BPL to WORLDSPACE under Article 4.1.3.

7.4 Statutory Clearances and Approvals. WORLDSPACE warrants that it shall obtain or has obtained the requisite statutory licenses, clearance and approvals in respect of its ensuring uninterrupted broadcast through the Receivers and shall continue to keep in force its right to provide service.

7.5 BPL Efforts. BPL will use its best efforts to perform the Work hereunder in a timely and professional manner by qualified personnel of BPL, BPL’s Affiliates, subcontractors or agents.

7.6 Nonreliance. BPL will not rely solely upon technical information provided by WORLDSPACE, but will independently test, analyze and evaluate WORLDSPACE Receivers before manufacturing and marketing them.

7.7 Limitations.

7.7.1 Except as expressly provided for herein, WORLDSPACE makes no representations, extends no warranties or indemnifications of any kind, expressed or implied, nor assumes any responsibilities whatsoever with respect to the manufacture, use, sale or other disposition by BPL of products incorporating or made by the use of intellectual property licensed under this Agreement.

7.7.2 WORLDSPACE makes no representations or warranties as to the commercial utility of any WORLDSPACE Information, FhG Patent Rights or WORLDSPACE Patent Rights.

7.7.3 THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 7 ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY RESPECTING THE RESULTS TO BE OBTAINED FROM USE OF THE FhG PATENT RIGHTS, WORLDSPACE INFORMATION, WORLDSPACE PATENT RIGHTS OR THE WORLDSPACE SYSTEM. NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE, WHETHER BASED IN CONTRACT, IN TORT OR OTHERWISE, THAT MAY ARISE IN CONNECTION WITH THIS AGREEMENT.

8. INDEMNIFICATION

BPL will defend, indemnify and hold harmless WORLDSPACE, TCE and/or FhG from and against any and all suits, actions, claims, judgments, debts, obligations or rights of action of any nature or description arising from product liability laws applicable in India, namely, Monopolies and Restrictive Trade Practices Act, 1969 and Consumer Protection Act, 1986 with respect to BPL-manufactured WORLDSPACE Receivers, and all reasonable costs, including attorneys’ fees, incurred by WORLDSPACE with respect thereto. Further, it is agreed by and between BPL and WORLDSPACE that the aforesaid indemnity shall not under any circumstances include or extend to the inability of WORLDSPACE to broadcast through the Receivers for any reason whatsoever. This indemnity provision will impose no obligation upon BPL to the extent that the risk indemnified against hereunder arises solely from the negligent acts or omissions of WORLDSPACE or is otherwise attributable to

WORLDSPACE under product liability laws, in which event WORLDSPACE will defend, indemnify and hold harmless BPL from and against any and all suits, actions, claims, judgments, debts, obligations or rights of action of any nature or description arising from product liability laws with respect to BPL-manufactured WORLDSPACE Receivers, and all reasonable costs, including attorneys’ fees, incurred by BPL with respect thereto.

9. TERM AND TERMINATION

9.1 Term. This Agreement will be effective as of the Effective Date and, unless terminated sooner pursuant to this Article 9, will continue in effect for an initial term of five (5) years, and will automatically be renewed for successive one-year terms unless ninety (90) days’ prior written notice is given by either Party to the other Party.

9.2 Termination for Cause. If a Party substantially fails to comply with any of its obligations under this Agreement, and does not remedy the failure of performance within sixty (60) days after it has been notified thereof, the other Party may terminate this Agreement at the end of such period, without prejudice to any damages or additional remedies that may be available at law or in equity. Any such termination will not affect any payments that have previously come due hereunder, or the furnishing of royalty statements as provided in Article 5.1. The failure of BPL to comply with Article 2.3.1 shall constitute cause under this Article 9.2 for WORLDSPACE to terminate this Agreement.

9.3 Insolvency. Should either Party become insolvent or be subjected to bankruptcy or winding up proceedings, the other Party may terminate this Agreement immediately by notifying the other.

9.4 Revocation or Nullity Action. If BPL files any action against any of the FhG Patent Rights or against any of the WORLDSPACE Patent Rights, or any action challenging the validity of the WORLDSPACE Information, or otherwise disputes the validity of any of the foregoing, including the filing of a revocation or nullity action, WORLDSPACE may terminate this Agreement.

9.5 Termination of Sublicense. WORLDSPACE shall keep in force and effect the Patent License Agreement between TCE and WORLDSPACE for the term of this Agreement and the sublicense granted hereunder shall not be terminated unless WORLDSPACE obtains a license agreement in favor of BPL for the reminder of the term under this Agreement.

9.6 Assignment. Either Party may terminate this Agreement if the other attempts to assign it in violation of Article 11.

9.7 Force Majeure. Either Party may terminate this Agreement for Force Majeure in accordance with Article 13.9.

9.8 Availability of Service. Notwithstanding the termination of this Agreement, WORLDSPACE shall provide the WORLDSPACE Service for a minimum period of twelve (12) years from the Effective Date.

10. POST-TERMINATION

10.1 Cessation of Use. Following any expiration or termination of this Agreement, BPL will (i) stop using the WORLDSPACE Marks, (ii) stop using any of the WORLDSPACE Information, and (iii) immediately provide WORLDSPACE with all documents (including copies) in BPL’s possession containing any WORLDSPACE Information; provided that BPL may continue to exercise its rights hereunder to the extent reasonably necessary to fulfill any binding commitments existing as of the date of expiration or termination, or to otherwise liquidate BPL’s inventory of WORLDSPACE Receivers on hand as of the date of expiration or termination, subject in all cases to BPL’s obligation to abide by the quality standards imposed by this Agreement, and to pay royalties as provided herein.

10.2 Accrued Liability. Following any expiration or termination of this Agreement, neither Party will have any further rights or obligations hereunder except that: (i) such expiration or termination will not relieve either Party of any liability accrued prior to such expiration or termination; and (ii) such expiration or termination will not affect the continued operation or enforcement of any provision of this Agreement which by its express terms or by reasonable implication is to survive any expiration or termination.

11. ASSIGNMENT

Neither Party will assign this Agreement without the other Party’s prior consent, which will not be unreasonably withheld, except that either Party may freely assign this Agreement to any of its Affiliates.

12. SETTLEMENT OF DISPUTES

12.1 Amicable Resolution. The Parties will endeavor to resolve amicably any dispute arising out of this Agreement within thirty (30) days of receipt of notice of such dispute. If the Parties are unable to resolve such dispute within thirty (30) days, then they may refer the dispute to an independent third party who will, within a further thirty (30) days, review the dispute and recommend a resolution thereto. If the Parties cannot agree on such third party, or either Party disagrees with such third party’s recommendation, then Article 12.2 will apply.

12.2 Formal Arbitration.

12.2.1 All disputes arising in connection with this Agreement not resolved pursuant to Article 12.1 will be finally settled under the Arbitration and Conciliation Act of 1996 by one or more arbitrators appointed in accordance with such Act. If there is any conflict between the Act and this Agreement, the provisions of this Agreement will govern.

12.2.2 The arbitration proceedings will take place in Bangalore and will be in English.

12.2.3 Nothing in this Article 12 will preclude either Party from seeking equitable relief from a court for the other Party’s breach of its obligations set forth in Article 6.

12.2.4 Pending a decision by the arbitrators as referred to in this Article 12, each Party will, unless the other otherwise directs, fulfill all of its obligations hereunder, including, to the extent reasonably practical, the obligation to take steps necessary during the arbitration proceedings to ensure that the Work will be delivered within the time stipulated or within such extended time as may be allowed.

13. GENERAL PROVISIONS

13.1 Required Permits and Licenses. BPL will obtain and pay for any permits and the like relating to the sale of the WORLDSPACE Receivers; provided that WORLDSPACE will cooperate as necessary in such efforts. The Parties will comply with all applicable export compliance laws.

13.2 Notices. All communications hereunder will be given in English by letter, facsimile or E-mail directed,

in respect of WORLDSPACE to:

WorldSpace India Private Limited

Shankarnarayana Towers, 9th Floor

25/2, M. G. Road

Bangalore – 560 001

India

Attention:	D. Venugopal – Vice President, Operations
Telephone:	+91-80-532 1955-59
Facsimile:	+91-80-509 5457/559 5182
E-mail:	dvenugopal@worldspace.com

and in respect of BPL to:

BPL Limited

BPL Towers

13, Kasturba Road

Bangalore – 560 001

India

Attention:	L.H. Bhatia – Director, Sales
Telephone:	+91-80-227 0071
Facsimile:	+91-80-221 3929
E-mail:	lh.bhatia@bplmail.com

or such other addresses as either Party may have previously specified in the manner set forth above.

13.3 Amendment. Except as otherwise specifically provided herein, this Agreement may be modified only by the Parties’ duly authorized representatives in a writing stating that the modification is an “Amendment to the Standard WorldSpace Receiver Development, Production, Marketing and License Agreement.”

13.4 Non-Waiver. If at any time a Party elects not to assert its rights under any provision of this Agreement, it will not be construed as a waiver of any of its rights hereunder.

13.5 Governing Law. This Agreement will be governed by the laws of India, without giving effect to its conflicts of law provisions.

13.6 Governmental Approvals. This Agreement will not be effective until it has received any necessary governmental or other administrative approvals. If any such necessary approval has not been obtained within ninety (90) days following the Effective Date, this Agreement will be void, as if it had never been signed.

13.7 Severability. Should any part of this Agreement be held unenforceable in any jurisdiction, the validity of the remaining parts will not be affected.

13.8 Entire Agreement. This Agreement embodies the Parties’ entire understanding related to the subject matter hereof and supersedes any prior agreements or understandings between the Parties relating hereto, except that information that has been disclosed pursuant to the Confidentiality Agreement that the Parties previously entered into will henceforth be treated as though disclosed under this Agreement.

13.9 Force Majeure.

13.9.1 Neither Party will be liable to the other for any failure of, or delay in, its performance hereunder due to causes beyond its reasonable control, including acts of God, war, labor disputes, government intervention and catastrophic phenomena such as fire, flood, and earthquake.

13.9.2 For a Party to claim Force Majeure hereunder, it must notify the other Party within five (5) days of the commencement of the Force Majeure, detailing the cause of the Force Majeure, the date the Force Majeure began, and the anticipated length of the Force Majeure. If: (i) the notice provides that the Force Majeure will last for more than sixty (60) days; and (ii) the Force Majeure in fact lasts for more than sixty (60) days, the Party not claiming the Force Majeure may terminate this Agreement by written notice to the other Party.

13.10 Attorney’s Fees. If a dispute arises regarding this Agreement, the prevailing Party will be entitled to reasonable attorney’s fees and costs incurred.

13.11 Captions. The captions contained in this Agreement are inserted for convenience of reference only and will not in any way affect the interpretation of the provisions captioned.

13.12 Governing Language. The official language of this Agreement is the English language and all notices, reports, orders, instructions, literature, records and other written materials pertaining to this Agreement will be maintained and delivered in the English language.

13.13 Execution. This Agreement may be executed in two signed counterparts, each of which will constitute an original.

13.14 Press Releases. Neither Party will issue a press release or make any statement to the press related to the subject matter hereof without the other Party’s prior consent.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, have executed this Agreement as of the date first written above.

WORLDSPACE INDIA PRIVATE LIMITED		BPL LIMITED

By:	/s/ MATHEWKUTTY SEBASTIAN	By:	/s/ L.H. BHATIA
	Mathewkutty Sebastian		L.H. Bhatia
	Director		Director

Date:		Date: